Exhibit 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

FRESH VINE WINE, INC.

Units

Offered Pursuant to Subscription Rights

Distributed to Stockholders of

Fresh Vine Wine, Inc.

[●], 2023

Dear Stockholder:

This letter is being distributed by Fresh Vine Wine, Inc. (the “Company”) to all holders of record of shares of its common stock, $0.001 par value per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on February 22, 2023, the record date, in connection with a distribution in a rights offering of non-transferable subscription rights to subscribe for and purchase units. Each unit entitles the holder to one (1) share of Common Stock and a warrant to purchase one (1) share of Common Stock. The subscription rights and units are described in the prospectus dated [●], 2023 (a copy of which accompanies this notice).

Pursuant to the rights offering, the Company is issuing subscription rights to subscribe for units on the terms and subject to the conditions described in the prospectus, at a subscription price of $1.00 per unit.

The subscription rights may be exercised at any time during the subscription period, which commences on February 23, 2023 and ends at 5:00 p.m., Eastern Time, on March 9, 2023, the expiration date, unless extended by the Company in its sole discretion.

As described in the prospectus, eligible stockholders will receive 0.5 subscription rights for every share of Common Stock owned on the record date, evidenced by non-transferable subscription rights certificates. Each full subscription right entitles the holder to purchase one (1) unit at the subscription price, which we refer to as the basic subscription right.

Holders who fully exercise their basic subscription right will be entitled to subscribe for additional units that remain unsubscribed as a result of any unexercised basic subscription right, which we refer to as the over-subscription privilege. If sufficient units are available, all over-subscription privilege requests will be honored in full. If over-subscription privilege requests for units exceed the remaining units available, the remaining units will be allocated pro-rata among record holders who oversubscribe based on the number of shares of Common Stock held by all record holders exercising the over-subscription privilege. If this pro rata allocation results in any record holder receiving a greater number of units than the record holder subscribed for, then such record holder will be allocated only the number of units for which the record holder oversubscribed, and the remaining units will be allocated among all record holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all units have been allocated.

Subscription rights may only be exercised in whole numbers; the Company will not issue fractional units and will round all of the subscription rights down to the nearest whole number. To the extent that rounding occurs, any excess subscription payment received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the offering.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Subscription Rights Certificate

3.	Instructions As to Use of Subscription Rights Certificates

4.	A return envelope, addressed to Broadridge Corporate Issuer Solutions, LLC, the subscription agent

Your prompt attention is requested. To exercise your subscription rights, you should deliver the properly completed and signed subscription rights certificate, with payment of the subscription price in full for each unit subscribed for pursuant to the basic subscription right and over-subscription privilege, if applicable, to the subscription agent, as indicated in the prospectus. The subscription agent must receive the properly completed and duly executed subscription certificate and full payment of the subscription price, including final clearance of any checks, prior to the expiration date.

You cannot revoke the exercise of your subscription right. Subscription rights not exercised at or prior to 5:00 p.m., Eastern Time, on the expiration date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE SUBSCRIPTION AND INFORMATION AGENT, TOLL-FREE AT (888) 789-8409 OR BY EMAIL AT SHAREHOLDER@BROADRIDGE.COM.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING ALSO CAN BE DIRECTED TO THE OAK RIDGE FINANCIAL SERVICES GROUP, INC., THE DEALER-MANAGER, TOLL-FREE AT (800) 231-8364 OR BY EMAIL AT INFO@OAKRIDGEFINANCIAL.COM.